Exhibit 10.23

Equillium, Inc.

FIRST AMENDMENT TO

OFFER LETTER

This First Amendment to Offer Letter (this “Amendment”), amending that certain Offer Letter (the “Offer Letter”), dated January 19, 2018, by and between Equillium, Inc. (the “Company”) and Christine Zedelmayer (the “Executive”), is entered into effective as of January 1, 2020.  Capitalized terms used herein which are not defined herein shall have the definition ascribed to them in the Offer Letter.

RECITALS

Whereas, the Company and the Executive have previously entered into the Offer Letter; and

Whereas, the Company and the Executive desire to amend the Offer Letter as set forth herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing and the promises and covenants contained herein and in the Offer Letter, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.First Paragraph of the Offer Letter.  The reference to “Vice President of Operations” contained in first paragraph of the Offer Letter is hereby amended and restated such that it shall be “Senior Vice President and Chief Operating Officer.”

2.Fourth Paragraph of the Offer Letter.  The reference to “$230,000” contained in fourth paragraph of the Offer Letter is hereby amended and restated such that it shall be “$325,000.”

3.Fifth Paragraph of the Offer Letter.  The reference to “thirty percent (30%)” contained in fifth paragraph of the Offer Letter is hereby amended and restated such that it shall be “thirty-seven and one-half percent (37.5%).”

4.Additional Paragraphs of the Offer Letter.  Three new paragraphs shall be added to the Offer Letter after the seventh paragraph of the Offer Letter which shall read as follows:

“In the event you are terminated by the Company without Cause (as defined below), you will be eligible to receive an amount equal to your then current Base Salary for six (6) months less required deductions and withholdings and the Company shall pay the premiums for your group

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health insurance COBRA continuance coverage for six (6) months following such termination without Cause or, if earlier, until the date on which you become eligible to receive comparable benefits from another employer (the “Termination Benefits”). “Cause” for termination shall mean that the Company has determined in its sole discretion that you have engaged in any of the following: (i) a material breach of any covenant or condition under the terms of your employment agreement or any other agreement between the parties; (ii) any act constituting dishonesty, insubordination, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) violation of any written Company policy or any act of misconduct; (v) negligence or incompetence in the performance your duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty or the duty of loyalty.

In the event you are terminated by the Company without Cause within one (1) month prior to, or twelve (12) months following, the effective date of a Change in Control (as defined in the Company’s 2018 Equity Incentive Plan), you will be eligible to receive an amount equal to your then current Base Salary for twelve (12) months less required deductions and withholdings, an amount equal to your then current Target Bonus less required deductions and withholdings and the Company shall pay the premiums for your group health insurance COBRA continuance coverage for twelve (12) months following such termination without Cause or, if earlier, until the date on which you become eligible to receive comparable benefits from another employer (“Change of Control Benefits”).

Termination Benefits or Change of Control Benefits, if and when due, shall be paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below) with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter. Notwithstanding the foregoing, you shall not receive any of the benefits described in the two paragraphs immediately above unless you deliver to the Company an effective, general release of claims in favor of the Company in the form attached hereto, which has become effective in accordance with its terms (the date that such release can no longer be revoked is referred to as the “Release Effective Date”). In no event will you be entitled to both Termination Benefits and Change of Control Benefits. If you are entitled to receive Termination Benefits and thereafter become entitled to Change of Control Benefits, any previously provided Termination Benefits shall offset Change of Control Benefits.”

5.Effect of Amendment.  Except as expressly modified by this Amendment, the Offer Letter shall remain unmodified and in full force and effect.

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6.Governing Law.  This Amendment shall be governed by the laws of the State of California, without regard to any conflicts of law principals thereof that would call for the application of the laws of any other jurisdiction.

7.Counterparts.  This Amendment may be executed via facsimile or electronic (i.e., PDF) transmission and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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In Witness Whereof, the parties have executed this First Amendment to Offer Letter as of the date first written above.

COMPANY: Equillium, Inc. By: /s/ Daniel M. Bradbury Name: Daniel M. Bradbury Title: Chief Executive Officer EXECUTIVE: /c/ Christine Zedelmayer Christine Zedelmayer

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